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                                                                    EXHIBIT 12.1


                           SIMON PROPERTY GROUP, L.P.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)

                                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------------------------
                                                             2003           2002           2001           2000           1999
                                                          -----------    -----------    -----------    -----------    -----------
EARNINGS:
  Pre-tax income from continuing operations               $   457,496    $   541,609    $   281,196    $   352,709    $   291,138

  Add:
    Pre-tax income from 50% or greater than 50% owned
      unconsolidated entities                                  60,614         46,633         62,611         51,799         56,378

    Minority interest in income of
      majority owned subsidiaries                               7,277         10,498         10,715         10,725         10,719

    Distributed income from less than 50% owned
      unconsolidated entities                                  42,939         37,811         51,740         45,948         30,169

    Amortization of capitalized interest                        1,845          1,872          1,702          1,323            724

  FIXED CHARGES                                               691,885        683,817        699,751        735,662        660,121
  Less:
    Income from unconsolidated entities                      (101,093)       (77,389)       (67,291)       (57,328)       (44,926)

    Interest capitalization                                   (10,916)        (5,507)       (10,325)       (18,513)       (23,759)
                                                          -----------    -----------    -----------    -----------    -----------
EARNINGS                                                  $ 1,150,047    $ 1,239,344    $ 1,030,099    $ 1,122,325    $   980,564
                                                          -----------    -----------    -----------    -----------    -----------
Fixed Charges:
  Portion of rents representative of the interest
    factor                                                      5,602          4,350          4,932          4,951          4,901

  Interest on indebtedness
    (including amortization of debt expense)                  675,367        673,960        684,494        712,198        631,461

  Interest capitalized                                         10,916          5,507         10,325         18,513         23,759

                                                          -----------    -----------    -----------    -----------    -----------
FIXED CHARGES                                             $   691,885    $   683,817    $   699,751    $   735,662    $   660,121
                                                          -----------    -----------    -----------    -----------    -----------

RATIO OF EARNINGS TO FIXED CHARGES                               1.66x          1.81x          1.47x          1.53x          1.49x
                                                          ===========    ===========    ===========    ===========    ===========

For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income (loss) from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issue costs.

The computation of ratio of earnings to fixed charges has been restated to adopt SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other items, SFAS No. 145 rescinds SFAS No. 4, "Reporting of Gains and Losses from Extinguishment of Debt" and "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30. Debt extinguishments as part of a company's risk management strategy would not meet the criteria for classification as extraordinary items. Therefore, we are required to reclassify all of the extraordinary items related to debt transactions recorded in prior periods, including those recorded in the current period, to income from continuing operations.